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                                                                   EXHIBIT 10.30

                 MASTER MANUFACTURING AND PURCHASE AGREEMENT

                      U.S. ASSEMBLIES NEW ENGLAND, INC.

                                       AND

                            OpenROUTE, INC.


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                                TABLE OF CONTENTS

NUMBER                SUBJECT                                       PAGE
------                -------                                       ----

1.                    Product Purchase Prices                          3
2.                    OpenROUTE Purchase Orders                        4
3.                    Payment Terms                                    5
4.                    Warranties, Remedies and Limitation              5
                            of Liability

5.                    Inspection                                       7
6.                    Ownership of Product                             7
7.                    Primary Contact Person                           7
8.                    Rescheduling and Cancellation                    7
9.                    Non-recurring Engineering Charges                8
10.                   Changes To The Products                          8
11.                   Inventory Indemnification                        9
12.                   Term and Termination                            10
13.                   Trademarks                                      11
14.                   Proprietary Data                                11
15.                   Change of Manufacturing Site                    12
16.                   General                                         12
17.                   Signature Page                                  15



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                 MASTER MANUFACTURING AND PURCHASE AGREEMENT

                      U.S. ASSEMBLIES NEW ENGLAND, INC.

                                       and

                            OpenROUTE NETWORKS, INC.

Agreement  entered  into  this 1st day of  August,  1998,  by and  between  U.S.
Assemblies New England with principal offices at 355 Constitution Drive, Taunton, MA 02780-7355 hereinafter referred to as "U.S. Assemblies", and OpenROUTE Networks, Inc. with principal offices at Nine Technology Drive, Westborough, MA 01581-1799, hereinafter referred to as "OpenROUTE". U.S. Assemblies agrees to manufacture the products described on attached Schedule 1 ("Product Pricing Schedule") and sell the finished Products exclusively to OpenROUTE. OpenROUTE agrees to purchase the finished Products from U.S. Assemblies. The manufacture, sale and purchase of the finished Products will be governed by the terms and conditions of this Agreement. Additional products may be added to this Agreement from time to time. The terms of this Agreement will cover any and all product manufactured by U.S. Assemblies for OpenROUTE.

This Agreement consists of the attached following General Terms & Conditions and the following Schedules (as applicable):

            --Schedule   l-Product   Pricing    Schedule(Including    quantity
            commitments)

1.0    PRODUCT PURCHASE PRICES.

       1.1 Purchase prices ("Purchase Prices")for the Products are set forth on Schedule 1. Pricing for products that are not final and/or are not listed on Schedule 1 will be quoted on a regular basis to OpenROUTE and must be agreed to by both parties. Purchase Prices exclude all freight charges, are FOB U.S. Assemblies' Plant of manufacture and are net of all taxes, duties, and all other charges.

       1.2 Purchase Prices will be reviewed by U.S. Assemblies and OpenROUTE on an annual basis, commencing on the anniversary date of this agreement. Any OpenROUTE products that have a significant change in order quantity (greater than 150% of current order quantities, or less than 50% of current order quantities) will be reviewed on quarterly basis, commencing with start of the next fiscal quarter after the initial date of this Agreement.

       1.3 Only in the event of any industry-wide or sole source shortages of components affecting price or delivery schedules, will OpenROUTE agree to negotiate with U.S. Assemblies equitable adjustments to the Purchase Prices and delivery schedules, otherwise prices are fixed for the quarter, or the year as the case may be. Upon mutual agreement of the revised pricing, the new pricing will apply to units shipped after the inventory of materials purchased at the lower cost has been consumed.


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2.0    OPENROUTE PURCHASE ORDERS.

       2.1 Materials will be purchased and products will be manufactured and shipped according to a mutually agreed to schedule. Once agreed to, purchase of material as well as manufacture and shipment of Products will be in accordance with OpenROUTE Purchase Orders ("Purchase Order(s)"). OpenROUTE will issue U.S. Assemblies Purchase Orders for a minimum of a rolling ninety (90) day period, and rolling forecasts for monthly production requirements for nine
              (9) months after the ninety (90) days of Purchase Orders. Purchase Orders will state the material to be purchased, the quantity of Products to be manufactured and shipped during the period covered by the Purchase Order, as well as OpenROUTE`s required delivery date, and agreed to unit price. U.S. Assemblies will be measured for on time deliveries and therefore must deliver Product to OpenROUTE on the required delivery date, or within a window of five (5) days early, zero (0) days late. Purchase Orders will be confirmed in writing by U.S. Assemblies within 5 days of receipt.

       2.2 OpenROUTE shall issue U.S. Assemblies purchase orders for a rolling 90 day period, and rolling forecasts for the nine
              (9)months supply of products after the 90 days of purchase orders. Purchase orders may be issued each month and the rolling forecast will be updated each month, or as mutually agreed to between both parties, but in no event will it be less then once per quarter. OpenROUTE forecasts of Product purchases beyond ninety (90)days (or some other mutually agreed period) are for planning purposes only, and are not firm.

       2.3 U.S. Assemblies will deliver products on the required due date as stated on purchase orders. Any change to the purchase order delivery date requires the written approval of both parties as per section 8.1 of this agreement.

       2.3 U.S. Assemblies will purchase only that material required to manufacture Products according to the quantity and delivery schedules set forth in Purchase Orders issued by OpenROUTE during the term of this Agreement. U.S. Assemblies will purchase material for the Products according to OpenROUTE's Approved Vendor List ("AVL"). With OpenROUTE's prior written consent, U.S. Assemblies may purchase material in excess of Purchase Order requirements, such as long lead time components or components which can be purchased in volume at a lower price. These instances will be discussed and agreed to in writing by the parties prior to any actual purchase.

3.0    PAYMENT TERMS.

       3.1 Payment terms are net thirty (30)days. The invoice date shall be no earlier than the ship date, or a date as mutually agreed to in writing. Should OpenROUTE fail to make payment to standard terms, and mutually agreed upon payment expectations become unresolved, U.S. Assemblies may; (1) cease shipments to OpenROUTE immediately; and/or (2) make some or all future shipments C.O.D.

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4.0    WARRANTIES, REMEDIES, LIMITATION OF LIABILITY.

       4.1 U.S. Assemblies warrants to OpenROUTE that each Product shall be free from defects in workmanship for eighteen (18) months from the Product ship date (the "Product Warranty"). Components and other material shall be warranted on a pass-thru basis from the component/material supplier to OpenROUTE.

              4.1.1 The materials portion of the Product Warranty shall not apply to (i)OpenROUTE consigned or supplied materials, (ii) Product that is abused, damaged, altered or misused other than by U.S. Assemblies, or (iii)Product damaged by external causes not directly contributed to by U.S. Assemblies.

              4.1.2 Products shall be considered free from defects in workmanship if they are manufactured in accordance with U.S. Assemblies' manufacturing workmanship standards (IPC 610B, class II), conform to the Product specifications, and successfully complete any mutually agreed upon Product Acceptance Tests

       4.2 ALL CLAIMS FOR BREACH OF WARRANTY MUST BE RECEIVED BY U.S. ASSEMBLIES NO LATER THAN THIRTY (30) DAYS AFTER THE EXPIRATION OF THE WARRANTY PERIOD FOR THE PRODUCT.

              4.2.1 THE PRODUCT WARRANTY IS THE ONLY WARRANTY GIVEN BY U.S. ASSEMBLIES. U.S. ASSEMBLIES MAKES, AND OPENROUTE RECEIVES, NO OTHER WARRANTY EITHER EXPRESSED OR IMPLIED. ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, AND ALL IMPLIED WARRANTIES OF TITLE FOR ANY CONSIGNED OR OPENROUTE SUPPLIED MATERIALS, ARE EXPRESSLY DISCLAIMED AND EXCLUDED HEREFROM.

              4.2.2  UNLESS EXPRESSLY  AGREED TO BY U.S.  ASSEMBLIES IN WRITING,
                     U.S.  ASSEMBLIES  MAKES NO WARRANTY  THAT THE PRODUCTS WILL
                     (i) MEET ANY SPECIFICATION NOT MADE KNOWN TO AND AGREED TO BY U.S. ASSEMBLIES, OR (ii) RECEIVE THE APPROVAL OF OR BE CERTIFIED BY UNDERWRITERS LABORATORY, ANY FEDERAL, STATE, LOCAL OR FOREIGN GOVERNMENT AGENCY (INCLUDING WITHOUT LIMITATION THE FEDERAL COMMUNICATIONS COMMISSION) OR ANY OTHER PERSON OR ENTITY. U.S. ASSEMBLIES ASSUMES NO RESPONSIBILITY FOR OBTAINING SUCH APPROVALS OR CERTIFICATIONS, OR MEETING SUCH SPECIFICATIONS.

       4.3 OpenROUTE's exclusive remedy for any breach of the Product Warranty shall be, at U.S. Assemblies' option, repair by U.S. Assemblies at a facility of its choice, replacement of the

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              defective  Product  with a  functionally  equivalent  product,  or return of the Purchase Price. In the case of repair, all repairs will be made and product will be returned to OpenROUTE within ten
              (10) days of receipt by U.S. Assemblies.

       4.4 U.S. Assemblies warranty obligations will cease upon the earlier of the agreed upon warranty period or upon U.S. Assemblies' fulfillment of OpenROUTE's request to return any OpenROUTE-owned test equipment and fixtures.

       4.5 OpenROUTE warrants to U.S. Assemblies that any documentation or other data which it provides U.S. Assemblies to manufacture the Products is accurate and complete, unless OpenROUTE informs U.S. Assemblies otherwise.

       4.6 U.S. Assemblies will repair and/or upgrade Products which are outside the warranty period on mutually agreed prices and terms and conditions to be negotiated by the parties on a per product basis.

5.0    INSPECTION.

       5.1 OpenROUTE is required to inspect each shipment of Products and give U.S. Assemblies written notice of any defects or count or other discrepancies within fifteen (15) days of receipt. If OpenROUTE does not inspect Products within fifteen (15)days, the Products will be considered accepted by OpenROUTE; any Product defects reported after fifteen (15) days will be covered by the warranty provisions of this Agreement. OpenROUTE will follow U.S. Assemblies' RMA procedure for return of Products.

6.0    OWNERSHIP OF PRODUCT

       6.1 OpenROUTE shall retain sole and exclusive ownership rights to the product(s) manufactured by U.S. Assemblies and shall have the exclusive right to market and manufacture, or have product manufactured by third parties at its discretion.

7.0    PRIMARY CONTACT PERSON

       7.1 Each party shall assign one individual to act as primary contact person for business and one person to act as primary contact person for technical interactions between OpenROUTE and U.S. Assemblies.

8.0    RESCHEDULING AND CANCELLATION.

       8.1 OpenROUTE may reschedule Products previously released for production at no charge, one time only, for a period of no more than ninety (90) days from the original scheduled date, for the listed quantities and upon the following terms:

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                                                           RESCHEDULE
               DAYS' NOTICE                  % OF PRODUCTS ON ORDER

                   0-30                                 0%
                  31-60                                25%
                  61-90                                75%
                   91+                                100%

       8.2 OpenROUTE may cancel product at any time subject to the terms of Clause 11.0 Inventory Indemnification as agreed to by the parties.

       8.3 Any schedule increases requested by OpenROUTE will be subject to component availability.

9.0    NON-RECURRING ENGINEERING CHARGES.

       9.1 On a first time build of new products, U.S. Assemblies will not charge OpenROUTE for NRE costs associated with pick and place machine programming, original documentation packages and solder paste stencils. In subsequent engineering revisions requiring a new solder stencil, the cost will be charged to OpenROUTE, after a formal quotation is provided. In no instance will machine programming or documentation charges be passed on to OpenROUTE. All other NRE charges, such as test fixtures and programs, etc. will be quoted and charged to OpenROUTE per standard terms and conditions.

10.0   CHANGES TO THE PRODUCTS.

       10.1 U.S. Assemblies will not make any changes to the Products without OpenROUTE's prior written authorization. U.S. Assemblies will make OpenROUTE requested engineering changes ("EC") to the Products as required by the OpenROUTE EC. An EC request will include sufficient information for evaluation of its feasibility and cost impact. U.S. Assemblies will respond to EC requests in writing and provide cost and other relevant data within a time period that is reasonable considering the magnitude of the EC.

       10.2 OpenROUTE may from time to time change the specifications for the Products or the work required of U.S. Assemblies hereunder and U.S. Assemblies agrees to implement the change per OpenROUTE's requested schedule, including a stop work order. In the event a stop work order is issued, OpenROUTE agrees to resolve the stop work order within 30 days from the issue date. If changes result in a change in U.S. Assemblies' costs or in the time for performance, a price adjustment will be made. Any adjustment must be in writing and U.S. Assemblies shall not be required to implement such change until the Parties have mutually agreed upon the price. In the event of a change necessitated by safety requirements, or law, U.S. Assemblies agrees to implement said change as soon as possible.

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       10.3   U.S. Assemblies agrees not to make any changes in its processes or manufacturing standards which would effect form, fit or function of the Product, without first obtaining written agreement from OpenROUTE

       10.4 U.S. Assemblies agrees to provide OpenROUTE with two hundred and seventy (270) days' notice in the event they will no longer be able or willing to produce product for OpenROUTE, and will allow OpenROUTE the opportunity to place a last time buy of product.

11.0   INVENTORY INDEMNIFICATION.

       11.1 Upon cancellation of a Purchase Order, or upon expiration of this Agreement or termination of this Agreement for any reason, OpenROUTE shall be responsible for:

              (i)    all finished Products  scheduled for shipment within thirty
                     (30)days immediately following U.S. Assemblies' receipt of the cancellation or termination notice (the "Notice"); and all additional finished goods as mutually agreed to in writing;

              (ii) all work-in-process at receipt of the Notice, (and at OpenROUTE's request, U.S. Assemblies agrees to complete all work-in-process); and

              (iii) all components, subassemblies and other material purchased to fill a Purchase Order or authorized to be purchased by OpenROUTE which are on hand or on order at receipt of the Notice. Without limitation this includes Piece Part Inventory made obsolete or excessive due to changes to the specifications or Products, minimum buy quantities, and reel quantities. Items (i)-(iii) are referred to as the "Termination Inventory". In calculating the quantity of finished Products under (i) above, Products rescheduled for manufacture and shipment during the thirty (30) days immediately prior to receipt of the Notice may be counted by U.S. Assemblies.

       11.2 U.S. Assemblies will make every reasonable effort to use the Termination Inventory on other current programs at the Plant where the Products are manufactured, will make every reasonable effort to cancel all outstanding material-orders with vendors, and will attempt to return piece parts to vendors. OpenROUTE will, upon mutual agreement, be responsible for verified costs, charges and fees, including price differentials, actually incurred by U.S. Assemblies to cancel or return any portion of the Termination Inventory to vendors and, the cost to modify the Products for other programs.

       11.3 Within thirty (30) days from termination or cancellation, U.S. Assemblies will invoice, and OpenROUTE will purchase, the Termination Inventory remaining after vendor cancellations and returns and after other program use, as follows: (i) for Piece
              Part Inventory and authorized long lead time components, at U.S. Assemblies' purchase price, including a mark-up for material handling equal to U.S. Assemblies then current overhead rate for materials handling. Details of the then current overhead rate will be provided to OpenROUTE, however, in no event will such overhead rate exceed six percent (6%). U.S. Assemblies will provide OpenROUTE with evidence of purchase price upon request. U.S. Assemblies will ensure all piece parts are marked and packaged properly. (ii)for WIP, at a reasonable pro rata percentage of the finished Product purchase price as mutually agreed.

12.0   TERM AND TERMINATION.

       12.1 The term of this Agreement shall be three (3) years from the Effective Date and, unless terminated as provided for below, will be automatically renewed for one (1) year periods for as long as U.S. Assemblies retains manufacturing responsibilities for the Products.

       12.2 This Agreement may be terminated by either party upon the occurrence of any one or more of the following events: (1)failure by either party to perform any of its material performance obligations under this Agreement and to cure such failure within thirty (30) days after receipt of written notice describing the failure in sufficient detail, or if the failure cannot be completely cured within thirty (30) days, failure to make substantial progress towards a cure within the thirty (30) day period; or (2) entering into or filing of a petition, arrangement or proceeding seeking: an order for relief under the bankruptcy laws of the United States or similar laws of any other jurisdiction; a receivership for any of its assets; a composition with or assignment for the benefit of its creditors; a readjustment or debt; or its dissolution or liquidation.

       12.3 OpenROUTE reserves the right to terminate this agreement at any time for convenience upon one hundred and eighty (180) days notice subject to the terms of Clause 11.0 Inventory Indemnification.

13.0   TRADEMARKS AND PUBLIC ANNOUNCEMENTS

       13.1 This Agreement shall not include any license or right for either party to use any trademark or trade name used or claimed by the other (including but not limited to the name "OpenROUTE" or "U.S. Assemblies"), (the "Trademarks") or coined words or combinations containing the name or parts thereof in the business name of the other or of any Affiliate or the other in connection with the business of any of them. Neither party shall contest the right of the other to the exclusive use of any Trademark. All uses of Trademarks by each party in connection with the products or the packaging thereof shall be in strict compliance with any conventions of the other concerning the same.

       13.2 Neither party shall publicly disclose the existence of this Agreement or use the other's name in any public announcement or literature, without the written consent of the other party, and neither party shall disclose the specific terms and conditions of this Agreement except by written agreement between the parties or as required by law or court order.

14.0   PROPRIETARY DATA

       14.1 Any confidential or proprietary data and/or trade secret information disclosed by one party to the other orally or in writing shall not be used by the other except as may be required to manufacture the products sold hereunder, nor shall either party disclose any of the other's proprietary or confidential data or trade secret information to any one without the other's prior written consent, unless such data or information was already known to the general public in tangible, demonstrable form or the other already had lawful knowledge of same in tangible demonstrable form or later lawfully acquires same from another source in tangible, demonstrable, unrestricted form. All such confidential or proprietary data shall be so labeled by each party.

15.0   CHANGE IN MANUFACTURING SITE

       15.1 With OpenROUTE's written approval, U.S. Assemblies may change the manufacturing site. U.S. Assemblies agrees to provide OpenROUTE with thirty (30)days' written notice in the event of a change of manufacturing site.

16.0   GENERAL.

       16.1 This Agreement and its attachments make up the entire agreement between the parties regarding the Products. This Agreement supersedes all prior oral and written agreements and understandings between the parties relating to the Products, and may only be amended or modified in writing signed by an authorized representative of each party. The terms and conditions of any Purchase Order, Acknowledgment, Schedule, or other form or document of OpenROUTE or U.S. Assemblies shall not apply.

       16.2 Unless otherwise agreed, OpenROUTE shall be (i) the exporter of record for any Products and/or Product documentation exported from the United States, and shall comply with all applicable U.S. export control statutes and regulations, and (ii) the importer of record for all Products exported from the U.S. and later imported and returned to OpenROUTE or to U.S. Assemblies. U.S. Assemblies will cooperate with OpenROUTE in obtaining any export or import licenses for the Products.

              OpenROUTE hereby certifies that it will not knowingly export, directly or indirectly, any U.S. origin technical data or software acquired from U.S. Assemblies or any direct product of that technical data or software, to any country listed below, for which the United States Government requires an export license or other approval, without obtaining such approval from the United States Government. Those countries include Albania, Armenia, Azerbaijan, Belarus, Bulgaria, Cambodia, Cuba, Estonia, Georgia, Iran, Iraq, Kazakhstan, Kyrgyzstan, Laos, Latvia, Libya, Lithuania, Moldova, Mongolia, North Korea, People's Republic of China, Romania, Russia, Tajikistan, Turkmenistan, Ukraine, Uzbekistan and Vietnam.

              U.S. ASSEMBLIES will mark any and all export documentation with the following language when exporting on behalf of OpenROUTE:
              "These commodities, technology or software were exported from the United States in accordance with the Export Administration Regulations. Diversion contrary to U.S. Law is prohibited."

       16.3 Exceptfor the Products or portions of the Products which are the other party's design, each party is responsible for their portion of the design of the Products. Upon demand, that party will promptly defend, indemnify and hold the other party, its officers, directors, employees, agents, successors and assigns, harmless from and against every kind of cost, expense or loss (including attorneys' fees and legal costs)directly relating to any claim or threatened claim: (a) that any Product or portion of a Product violates the intellectual property rights of a third party (foreign or domestic); (b) that the Product has a design defect; or (c) arising from or related to the distribution, sale or use of any Product or portion of a Product. The immediately preceding sentence will apply whether the claim is based upon contract, tort or any other legal theory.

       16.4 Each party's liability for any Product claim shall not exceed the purchase price of the Products for which the claim is made.

      IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR A THIRD PARTY FOR ANY SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON CONTRACT, TORT, OR ANY OTHER LEGAL THEORY (INCLUDING WITHOUT LIMITATION LOST PROFITS AND OPPORTUNITY).

       16.5 This Agreement is intended solely for the benefit of the executing parties and their permitted successors and assigns. No other person or entity shall have any rights under or in connection with this Agreement.

       16.6 Neither party may sell, transfer or assign any right, duty or obligation granted or imposed upon it under this Agreement without the prior written consent of the other party.

       16.7 The parties agree that transmission of data by EDI (electronic data interchange) will not occur until a separate agreement governing such transmissions is executed. Upon execution, such EDI agreement will become an attachment to this Agreement.

       16.8 Neither party shall be liable for damages and costs to the other party arising out of delays or failures to perform under this Agreement if such delays or failures result from causes beyond the reasonable control of a party, and are not caused by an act or omission of such party. Notice of any such delays or failures and explanation of their causes must be given to the other party within five (5) days of the occurrence. As soon as it is reasonably apparent that the occurrence will likely cause a delay of more than ninety (90) days, the party against whom this section is invoked shall have the right to terminate the affected installments under any Purchase Order. If OpenROUTE is the party claiming the force majeure event, OpenROUTE shall be liable for Inventory Indemnification per Clause 11 of this Agreement, This force majeure provision may not be invoked for failure or inability to make a payment under this Agreement.

       16.9 OpenROUTE is the only entity authorized to purchase Product hereunder and U.S. Assemblies is the only entity authorized to manufacture hereunder. The individuals executing this Agreement certify they have the legal authority to bind that entity. Any affiliates, subsidiaries, and permitted assigns ("Assignees")of OpenROUTE which OpenROUTE wishes to purchase Product hereunder must execute a copy of this Agreement and OpenROUTE warrants that any and all obligations and debts of the Assignees will be discharged in a timely fashion.

       16.10 This Agreement and performance by U.S. Assemblies and OpenROUTE under it shall be governed by the laws of the Commonwealth of Massachusetts, Both parties pledge their full cooperation and good faith to settle any differences under this Agreement in a reasonable, business-like and commercial manner. However, in the event any difference can not be so settled, both parties submit to the personal jurisdiction and venue of the Commonwealth of Massachusetts, for the limited purpose of litigating such differences.

IN WITNESS WHEREOF, each party represents that it has caused this Agreement to be executed on its behalf on the date first above written (Effective Date) by a representative empowered to bind that party with respect to the undertakings and obligations contained herein.

U.S. ASSEMBLIES NEW ENGLAND, INC.           OPENROUTE NETWORKS, INC.



BY:_____________________________            BY:_____________________________

NAME PRINTED:___________________            NAME PRINTED:___________________

TITLE:__________________________            TITLE:__________________________

                                   SCHEDULE 1

                                 PRODUCT PRICING

                                 SEE ATTACHMENT